Exhibit (a)(1)(F)
Offer to Purchase for Cash
up to 16,390,172 Outstanding Shares of Common Stock (including those represented by American Depositary Shares (each representing 2 Shares of Common Stock))
of
COMPAÑÍA CERVECERÍAS UNIDAS S.A.
(UNITED BREWERIES COMPANY, INC.)
at a Tender Offer Price of
Ch$6,800 Per Share of Common Stock
(equivalent to Ch$13,600 per American Depositary Share (each representing 2 Shares of Common Stock)), without any interest
by
INVERSIONES Y RENTAS S.A.
THE OFFER AND THE CORRESPONDING TENDER WITHDRAWAL RIGHTS WILL EXPIRE AT (I) IN RESPECT OF SHARES (AS DEFINED BELOW), INCLUDING IN THE FORM OF ADSs (AS DEFINED BELOW), TENDERED TO THE U.S. SHARE TENDER AGENT OR THE ADS TENDER AGENT (EACH AS DEFINED BELOW), 3:30 P.M., NEW YORK CITY TIME, ON JUNE 17, 2021 (“EXPIRATION DATE”), AND (II) IN RESPECT OF SHARES TENDERED TO THE CHILEAN SHARE TENDER AGENT (AS DEFINED IN THE OFFER TO PURCHASE), 5:30 P.M., NEW YORK CITY TIME ON THE EXPIRATION DATE, OR, IN EACH CASE, SUCH LATER TIME AND DATE TO WHICH THE OFFER AND THE CORRESPONDING TENDER WITHDRAWAL RIGHTS ARE EXTENDED.
May 19, 2021
To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees of Clients for whose accounts you hold Shares:
Enclosed for your consideration are the Offer to Purchase, dated May 19, 2021 (the “Offer to Purchase”), and the related Form of Chilean Share Acceptance, Form of U.S. Share Acceptance and ADS Letter of Transmittal (which together with any amendments or supplements thereto constitute the “Offer”) relating to the offer by Inversiones y Rentas S.A. (“IRSA”), a Chilean closely held corporation (sociedad anónima cerrada), to purchase an aggregate amount of up to 16,390,172 issued and outstanding shares of common stock, no par value, of Compañía Cervecerías Unidas S.A., an open stock corporation (sociedad anónima abierta) organized under the laws of the Republic of Chile (“CCU”) with tax identification number (rol único tributario) 90,413,000-1 (the “Shares” and each a “Share”), from all holders, wherever located, and whether they currently hold such Shares in the form of Shares or American Depositary Shares (the “ADSs,” and each an “ADS”) of CCU (each representing two (2) Shares), at a purchase price of Ch$6,800 per Share (equivalent to Ch$13,600 per ADS), in cash, without interest (the “Tender Offer Price”). The Offer is conducted in accordance with applicable United States securities laws and the 5th paragraph of Article 198 of Chilean Law No. 18,045. The Offer will be settled in the Bolsa de Comercio de Santiago, Bolsa de Valores by delivery of the Shares to the Chilean Share Tender Agent against payment of the Tender Offer Price. The Tender Offer Price for the Shares tendered to the Chilean Share Tender Agent or the U.S. Share Tender Agent that are accepted for payment pursuant to the Offer will be paid in Chilean pesos, upon the terms and subject to certain conditions described in the Offer to Purchase and in the related Form of Chilean Share Acceptance or Form of U.S. Share Acceptance, as applicable. The Tender Offer Price for the Shares represented by ADSs tendered to the ADS Tender Agent that are accepted for payment pursuant to the Offer will also be paid by IRSA in Chilean pesos. However, IRSA has directed the U.S. Settlement Agent (as defined in the Offer to Purchase) to coordinate with the FX Agent (as defined in the Offer to Purchase) for the U.S. dollar conversion of the Tender Offer Price payable to holders of ADSs that are tendered to the ADS Tender Agent, upon instruction of the ADS Tender Agent and for the account of holders who tender their ADSs to the ADS Tender Agent. As a result, holders of Shares represented by ADSs tendered to the ADS Tender Agent that are accepted for payment pursuant to the Offer will receive payment in United States dollars converted at the ADS Tender Offer Price Exchange Rate (as defined in the Offer to Purchase), less distribution fees (as defined in the Offer to Purchase) and applicable withholding taxes, upon the terms and subject to certain conditions described in the Offer to Purchase. Holders of Shares represented by ADSs who tender their ADSs to the ADS Tender Agent should note that the ADS Tender Offer Price Exchange Rate at which the Tender Offer Price is expected to be exchanged into U.S. dollars may fluctuate and that none of the U.S. Settlement Agent, the FX Agent, IRSA, the Chilean Share Tender Agent, or the ADS Tender Agent can guarantee the ADS Tender Offer Price Exchange Rate at which the Tender Offer Price is expected to be exchanged into U.S. dollars or the timing in which such exchange can be completed. If there are delays with the conversion of the Tender Offer Price into U.S. dollars, the settlement of the Tender Offer for holders of Shares who tender ADSs to the ADS Tender Agent may be delayed, and such delay may be substantial. Please furnish copies of the enclosed materials to those of your clients for whose account you hold Shares in your name or in the name of your nominee. All terms not otherwise defined herein have the meanings set forth in the Offer to Purchase.
For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:
1.	The Offer to Purchase, dated May 19, 2021;
2.
A printed form of letter that may be sent to your clients for whose account you hold Shares registered in your name or in the name of a nominee, with space provided for obtaining such clients’ instructions with regard to the Offer;

3.	The Form of U.S. Share Acceptance to be used by holders of Shares who wish to tender their securities to the U.S. Share Tender Agent;
4.	The ADS Letter of Transmittal to be used by holders of ADSs in accepting the Offer (which constitutes part of the Offer and is provided for informational purposes only); and
5.
The return envelope addressed to Computershare Trust Company, N.A., a federally chartered trust company (the “Trust Company”), and Computershare Inc., a Delaware corporation (“Computershare”), as U.S. share tender agent of IRSA for the Shares in the Offer (the Trust Company together with Computershare, the “U.S. Share Tender Agent”).

ADSs cannot be tendered by means of the enclosed Form of U.S. Share Acceptance (which is exclusively for use in respect of Shares to the U.S. Share Tender Agent). If your client holds ADSs, you should use the enclosed ADS Letter of Transmittal for tendering such ADSs into the Offer by following the instructions set forth in such form. Additional information can be obtained from the Information Agent, Georgeson LLC, at +1-888-680-1526 (for holders in North America) or +1-781-575-2137 (for holders outside North America).
We urge you to contact your clients as promptly as possible.
Any holder of Shares who desires to accept the Offer and tender its Shares to the Chilean Share Tender Agent should refer to the English translation of the Chilean Aviso de Inicio (commencement notice) that has been filed by IRSA as Exhibit 99(a)(1)(I) to the Schedule TO with respect to the Offer (which translation is for informational purposes only, as is the case with respect to any and all translated documents filed pursuant to the Offer), as the procedures for tendering Shares to the Chilean Share Tender Agent, including the applicable Expiration Date, differ from those for tendering Shares to the U.S. Share Tender Agent.
If your clients wish to tender Shares to the U.S. Share Tender Agent, please note the following instructions that should be communicated to your clients:
1.	The Offer is open to all holders of Shares and ADSs, regardless of residence. See “The Offer—Section 13. Conditions of the Offer” in the Offer to Purchase.
2.	The tender price for Shares is Ch$6,800 per Share (equivalent to Ch$13,600 per ADS), in cash, without interest, payable in Chilean pesos, upon the terms and subject to the conditions of the Offer.
3.	Tendering holders of Shares registered in their own name and who tender directly to the U.S. Share Tender Agent will not be obligated to pay brokerage fees or commissions.
4.
The Offer and tender withdrawal rights in respect of Shares tendered to the U.S. Share Tender Agent will expire at 3:30 p.m., New York City time, on June 17, 2021, unless the Offer is extended (the “Expiration Date”).

5.
Notwithstanding any other provision of the Offer, payment for Shares accepted for purchase pursuant to the Offer will in all cases be made only after timely receipt by the U.S. Share Tender Agent of the completed Form of U.S. Share Acceptance, together with the following documents:

(a)	a duly executed sale order and a stock transfer form signed in blank (traspaso(s) de acciones) pursuant to applicable law,
(b)
original certificate(s) of title (título(s)) representing the Shares that you wish to tender, if the títulos are in your possession, or a certificate issued by the Shareholder’s Office of CCU, that is managed by DCV Registros (as defined in the Offer to Purchase), located at Avenida Los Conquistadores 1730, 24th floor, Providencia, Santiago, confirming that the certificate(s) are deposited in the custody of Depósito Central de Valores S.A., Depósito de Valores (the “DCV”),

(c)
a certificate issued by the Shareholder’s Office of CCU, that is managed by DCV Registros, dated no earlier than ten (10) days prior to the applicable date of its submission to the U.S. Share Tender Agent or through your stock broker (any such broker, a “Holder’s Broker”), as applicable, confirming that it has no record that the Shares that you intend to tender are subject to any liens, pledges, charges or encumbrances, and that therefore they can be registered in the name of the Chilean Share Tender Agent or the Holder’s Broker, as applicable,

(d)
a photocopy of both sides of your or, if applicable, your representative’s, ID card (cédula de identidad) or passport together with a notarized copy of the applicable ID card or passport or the original together with any photocopies for purposes of verification thereof by the U.S. Share Tender Agent and the Chilean Share Tender Agent or the Holder’s Broker, as applicable,

(e)
in case delivery of the aforementioned documents is done by a representative, an original (or a notarized copy, if executed by means of a public deed) of a valid and outstanding power of attorney granted before or authorized by a notary public, with due authority to represent you in the present transaction which shall have been granted no earlier than sixty (60) days prior to its delivery, or, if executed by means of a public deed, certified as valid no earlier than sixty (60) days prior to its delivery, and

(f)
in the case of holders of Shares that are legal entities or whose Shares are registered in the name of communities or estates, notarized copies of all instruments of incorporation, modifications, existing authorizations and other pertinent resolutions, as well as an authorized copy of all the documents that recognize the legal capacity of their representatives, which scope of representation should be sufficient to act on your behalf for purposes of the acceptance of the Offer, with a certificate of validity dated no earlier than sixty (60) days prior to the date of delivery to the U.S. Share Tender Agent or the Holder’s Broker, as applicable.

Shares held in book-entry form may be tendered by sending to the U.S. Share Tender Agent at its address set forth on the front cover of the Form of U.S. Share Acceptance, a properly completed and duly executed Form of U.S. Share Acceptance, together with the items (b) through (f) above, as applicable, and effecting book-entry delivery of the Shares to the custodial account established with the DCV by the Chilean Share Tender Agent for purposes of this Offer, or to the custodial account of the Holder’s Broker, as applicable, provided that in the case of holders of Shares who submit their sale order through a Holder’s Broker, such Holder’s Broker will carry out the necessary steps in order to take possession of the applicable título(s) and deliver them at settlement to the Chilean Share Tender Agent in accordance with the terms of this Offer.
IRSA is not aware of any jurisdiction where the making of the Offer or the acceptance of Shares or ADSs pursuant to the Offer is not in compliance with applicable law. If IRSA becomes aware of any jurisdiction where the making of the Offer or the acceptance of the Shares or ADSs pursuant to the Offer is not in compliance with any valid applicable law, IRSA will make a good faith effort to comply with any valid applicable law. If, after such good faith effort, IRSA cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the Share or ADS holders residing in such jurisdiction.

Requests for copies of the enclosed materials should be directed to the Information Agent.
Very truly yours,

Inversiones y Rentas S.A.
NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON, THE AGENT OF INVERSIONES Y RENTAS S.A., THE COMPANY, THE U.S. SHARE TENDER AGENT, THE CHILEAN SHARE TENDER AGENT, THE U.S. SETTLEMENT AGENT,THE CHLEAN SUB-CUSTODIAN,THE ADS TENDER AGENT OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.
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